Exhibit 10.4
Loan No. RI0340T02C
CONSTRUCTION AND REVOLVING TERM LOAN SUPPLEMENT
     THIS SUPPLEMENT to the Master Loan Agreement dated November 20, 2006, (the “MLA”), is entered into as of December 24, 2008 between FARM CREDIT SERVICES OF AMERICA, FLCA (“Farm Credit”) and ABE FAIRMONT, LLC, Fairmont, Nebraska (the “Company”), and amends and restates the Supplement dated February 17, 2006 and numbered RI0340T02, as amended.
     SECTION 1. The Construction and Revolving Term Loan Commitment. On the terms and conditions set forth in the MLA and this Supplement, Farm Credit agrees to make loans to the Company from time to time during the period set forth below in an aggregate principal amount not to exceed, at any one time outstanding, $25,000,000.00 less the amounts scheduled to be repaid during the period set forth below in Section 6 (the “Commitment”). Requests for advances which are for the purpose of paying the costs to construct the ethanol plant described below shall be accompanied by documentation evidencing such costs. Within the limits of the Commitment, the Company may borrow, repay and reborrow.
     The Company may, in its sole discretion, elect to permanently reduce the amount of the Commitment by giving Agent (as that term is defined in the MLA) ten (10) days prior written notice. Said election shall be made only if the Company is not in default at the time of the election and will remain in compliance with all financial covenants after such reduction. Any such reduction shall be treated as an early, voluntary reduction of the Commitment amount and shall not delay or reduce the amount of any scheduled Commitment reduction under Section 6 hereof (which reductions shall continue in the increments and on the dates determined in accordance with Section 6), but rather shall result in an earlier expiration of the Commitment and final maturity of the loans.
     SECTION 2. Purpose and Transfer. The purpose of the Commitment is to partially finance the Company’s construction of a 100 million gallon (annual) ethanol plant (the “Improvements”) identified in the plans and specifications provided to and approved by Agent pursuant to Section 7(A)(xi) of the MLA (as the same may be amended pursuant to Section 12(A) herein, the “Plans”), on real property owned by the Company near Fairmont, Nebraska (the “Property”) and to provide working capital to the Company. In addition, the purpose of the Commitment is to consolidate under this Supplement the Company’s existing indebtedness to CoBank under the Construction and Revolving Term Loan Supplement dated November 20, 2006 and numbered RI0475T02, as amended (the “Existing Agreement”). The Company agrees that on the date when all conditions precedent to Agent’s obligation to extend credit hereunder have been satisfied: (A) the principal balance outstanding under the Existing Agreement shall be transferred to and charged against the Commitment; (B) all accrued obligations of the Company under the Existing Agreement for the payment of interest or other charges shall be transferred to and become part of the Company’s obligations under this Supplement as if fully set forth herein; and (C) the Existing Agreement and the promissory note set forth in or executed in connection therewith shall be deemed replaced and superseded, but the indebtedness evidenced by such note shall not be deemed to have been paid off, by this Supplement and the MLA. In addition, in the event any balances bearing interest at a fixed rate are outstanding on the date such loans are being transferred hereto, then such balances shall continue to be subject to such rates for the remaining agreed upon fixed rate periods but shall otherwise be subject to the terms hereof. The Company agrees to utilize the proceeds of the Commitment for these purposes only.
     SECTION 3. Term. The term of the Commitment shall be from the date hereof, up to and including December 1, 2016, or such later date as Agent may, in its sole discretion, authorize in writing.

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ABE Fairmont, LLC
Fairmont, Nebraska
     SECTION 4. Reserved.
     SECTION 5. Interest and Fees.
          (A) Interest. The Company agrees to pay interest on the unpaid principal balance of the loans in accordance with one or more of the following interest rate options, as selected by the Company:
               (1) One-Month LIBOR Index Rate. At a rate (rounded upward to the nearest 1/100th and adjusted for reserves required on “Eurocurrency Liabilities” [as hereinafter defined] for banks subject to “FRB Regulation D” [as hereinafter defined] or required by any other federal law or regulation) per annum equal at all times to 340 basis points above the annual rate quoted by the British Bankers Association (the “BBA”) at 11:00 a.m. London time for the offering of one (1)-month U.S. dollars deposits, as published by Bloomberg or another major information vender listed on BBA’s official website on the first U.S. Banking Day (as hereinafter defined) in each week with such rate to change weekly on such day. The rate shall be reset automatically, without the necessity of notice being provided to the Company or any other party, on the first U.S. Banking Day of each succeeding week, and each change in the rate shall be applicable to all balances subject to this option. Information about the then-current rate shall be made available upon telephonic request. For purposes hereof: (1) “U.S. Banking Day” shall mean a day on which CoBank is open for business and banks are open for business in New York, New York; (2) “Eurocurrency Liabilities” shall have the meaning as set forth in “FRB Regulation D”; and (3) “FRB Regulation D” shall mean Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204, as amended.
               (2) Quoted Rate. At a fixed rate per annum to be quoted by Agent in its sole discretion in each instance. Under this option, rates may be fixed on such balances and for such periods, as may be agreeable to Agent in its sole discretion in each instance, provided that: (1) the minimum fixed period shall be 30 days; (2) amounts may be fixed in increments of $500,000.00 or multiples thereof; and (3) the maximum number of fixes in place at any one time shall be five.
               (3) LIBOR. At a fixed rate per annum equal to “LIBOR” (as hereinafter defined) plus 3.40%. Under this option: (1) rates may be fixed for “Interest Periods” (as hereinafter defined) of 1, 2, 3, 6, 9, or 12 months as selected by the Company; (2) amounts may be fixed in increments of $500,000.00 or multiples thereof; (3) the maximum number of fixes in place at any one time shall be five; and (4) rates may only be fixed on a “Banking Day” (as hereinafter defined) on 3 Banking Days’ prior written notice. For purposes hereof: (a) “LIBOR” shall mean the rate (rounded upward to the nearest sixteenth and adjusted for reserves required on “Eurocurrency Liabilities” (as hereinafter defined) for banks subject to “FRB Regulation D” (as herein defined) or required by any other federal law or regulation) quoted by the British Bankers Association (the “BBA”) at 11:00 a.m. London time 2 Banking Days before the commencement of the Interest Period for the offering of U.S. dollar deposits in the London interbank market for the Interest Period designated by the Company; as published by Bloomberg or another major information vendor listed on BBA’s official website; (b) “Banking Day” shall mean a day on which Agent is open for business, dealings in U.S. dollar deposits are being carried out in the London interbank market, and banks are open for business in New York City and London, England; (c) “Interest Period” shall mean a period commencing on the date this option is to take effect and ending on the numerically corresponding day in the next calendar month or the month that is 2, 3, 6, 9, or 12 months thereafter, as the case may be; provided, however, that: (i) in the event such ending day is not a Banking Day, such

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Fairmont, Nebraska
period shall be extended to the next Banking Day unless such next Banking Day falls in the next calendar month, in which case it shall end on the preceding Banking Day; and (ii) if there is no numerically corresponding day in the month, then such period shall end on the last Banking Day in the relevant month; (d) “Eurocurrency Liabilities” shall have meaning as set forth in “FRB Regulation D”; and (e) “FRB Regulation D” shall mean Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204, as amended.
The Company shall select the applicable rate option at the time it requests a loan hereunder and may, subject to the limitations set forth above, elect to convert balances bearing interest at the variable rate option to one of the fixed rate options. Upon the expiration of any fixed rate period, interest shall automatically accrue at the variable rate option unless the amount fixed is repaid or fixed for an additional period in accordance with the terms hereof. Notwithstanding the foregoing, rates may not be fixed in such a manner as to cause the Company to have to break any fixed rate balance in order to pay any installment of principal. All elections provided for herein shall be made electronically (if applicable), telephonically or in writing and must be received by Agent not later than 12:00 Noon Company’s local time in order to be considered to have been received on that day; provided, however, that in the case of LIBOR rate loans, all such elections must be confirmed in writing upon Agent’s request. Interest shall be calculated on the actual number of days each loan is outstanding on the basis of a year consisting of 360 days and shall be payable monthly in arrears by the 20th day of the following month or on such other day in such month as Agent shall require in a written notice to the Company; provided, however, in the event the Company elects to fix all or a portion of the indebtedness outstanding under the LIBOR interest rate option above, at Agent’s option upon written notice to the Company, interest shall be payable at the maturity of the Interest Period and if the LIBOR interest rate fix is for a period longer than 3 months, interest on that portion of the indebtedness outstanding shall be payable quarterly in arrears on each three-month anniversary of the commencement date of such Interest Period, and at maturity.
          (B) Commitment Fee. In consideration of the Commitment, the Company agrees to pay to Agent a commitment fee on the average daily unused portion of the Commitment (as permanently reduced by the Company, if applicable, under Section 1 above) at a rate of 5/8 of 1% per annum (calculated on a 360 day basis), payable monthly in arrears by the 20th day following each month. Such fee shall be payable for each month (or portion thereof) occurring during the original or any extended term of the Commitment.
     SECTION 6. Promissory Note. The Company promises to repay on the dates set forth below, the outstanding principal, if any, that is in excess of the listed amounts:

Payment Date	Reducing Commitment Amount
December 1, 2014	$20,000,000.00
June 1, 2015	$15,000,000.00
December 1, 2015	$10,000,000.00
June 1, 2016	$5,000,000.00
December 1, 2016	$0.00
     Provided, however, that if Construction and Term Loan Supplement No. RI0340T01C dated December 24, 2008, has been repaid prior to its maturity date of May 20,2014, then repayment for this loan shall begin on the first day of the month that is six months after the first day of the month following the repayment of RI0340T01C, and reductions in principal as noted above shall occur every six months

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Fairmont, Nebraska
thereafter. If any installment due date is not a day on which Agent is open for business, then such installment shall be due and payable on the next day on which Agent is open for business. In addition to the above, the Company promises to pay interest on the unpaid principal balance hereof at the times and in accordance with the provisions set forth in Section 5 hereof.
     SECTION 7. Prepayment. In addition to the broken funding surcharge provision of the MLA, prepayment of any outstanding principal balance due to refinancing, or refinancing of any unadvanced Commitment, up to and including July 1, 2009, will result in a 3% prepayment charge in addition to any broken funding surcharges which may be applicable, based on the amounts prepaid and on the total amount of the Commitments in effect at such time.
     SECTION 8. Security. The Company’s obligations hereunder and, to the extent related hereto, the MLA, shall be secured as provided in the Security Section of the MLA, including without limitation as a future advance under any existing mortgage or deed of trust.
     SECTION 9. Reserved.
     SECTION 10. Representations and Warranties. In addition to the representations and warranties contained in the MLA, the Company represents and warrants as follows:
     Environmental Compliance. Without limiting the provisions of the MLA, all property owned or leased by the Company, including, without limitation, the Property and the Improvements, and all operations conducted by it are in compliance in all material respects with all Laws and all Project Approvals relating to environmental protection, the failure to comply with which could have a material adverse effect on the condition, financial or otherwise, operations, properties, or business of the Company, or on the ability of the Company to perform its obligations under the loan documents, except as the Company has disclosed to Agent in writing.
     SECTION 11. Reserved.
     SECTION 12. Reserved.
     SECTION 13. Reserved.
     SECTION 14. Other Rights of Agent. The Company shall indemnify and hold Farm Credit and Agent harmless from and against all liability, cost or damage arising out of this Agreement or any other loan document or the transactions contemplated hereby and thereby, including, without limitation, (i) any alleged or actual violation of any Law or Project Approval relating to the Property or the Improvements and (ii) any condition of the Property or the Improvements whether relating to the quality of construction or otherwise and whether Agent elects to complete construction upon an Event of Default or discontinues or suspends construction pursuant to this Section 14. Agent may commence, appear in or defend any such action or proceeding or any other action or proceeding purporting to affect the rights, duties or liabilities of the parties hereunder, or the Improvements, or the Property, or the payment of the Commitment, and the Company agrees to pay all of Agent’s costs and expenses, including its reasonable attorneys’ fees, in any such actions. The obligations of the Company under this Subsection 14(E) shall survive the termination of this Agreement. As to any action or inaction taken by Agent hereunder, Agent shall not be liable for any error of judgment or mistake of fact or law, absent gross negligence or willful

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ABE Fairmont, LLC
Fairmont, Nebraska
misconduct on its part. The Company’s obligation to indemnify and hold Agent harmless hereunder will exclude any liability, cost, or damage related to Agent’s breach of this Agreement or for Agent’s gross negligence or willful misconduct.
     SECTION 15. Reserved.
     SECTION 16. Reserved.
     SECTION 17. Reserved.
     SECTION 18. Reserved.
     SECTION 19. Remedies Upon Default. In addition to the remedies set forth in the MLA, upon the occurrence of and during the continuance of each and every Event of Default Agent may (but shall not be obligated to) take over and complete construction of the Improvements in accordance with plans and specifications approved by Agent with such changes as Agent may, in its sole discretion, deem appropriate, all at the risk, cost, and expense of the Company. Agent may assume or reject any contracts entered into by the Company in connection with the Improvements, and may enter into additional or different contracts for services, labor, and materials required, in the judgment of Agent, to complete the construction of the Improvements and may pay, compromise, and settle all claims in connection with the construction of the Improvements. All sums, including reasonable attorneys’ fees, charges, or fees for supervision and inspection of the construction, and for any other necessary purpose in the discretion of Agent, expended by Agent in completing the construction of the Improvements (whether aggregating more or less than the amount of this Commitment) shall be deemed advances made by Agent to the Company under this Commitment, and the Company shall be liable to Agent for the repayment of such sums, together with interest on such amounts from the date of their expenditure at the default rate specified above. Agent may, in its sole discretion, at any time, abandon work on the construction of the Improvements after having commenced such work, and may recommence such work at any time, it being understood that nothing in this Section shall impose any obligation on Agent to either complete or not to complete the construction of the Improvements. For the purposes of carrying out the provisions of this Section, the Company irrevocably appoints Agent, its attorney-in-fact, with full power of substitution, to execute and deliver all such documents, pay and receive such funds, and take such action as may be necessary, in the judgment of Agent, to complete the construction of the Improvements.
     IN WITNESS WHEREOF, the parties have caused this Supplement to be executed by their duly authorized officers as of the date shown above.

FARM CREDIT SERVICES		ABE FAIRMONT, LLC
OF AMERICA, FLCA		By ADVANCED BIOENERGY, LLC,
its sole member

By:	/s/ Shane Frahm	By:	/s/ Richard Peterson

Title:	Vice President	Title:	CEO/CFO